Exhibit 11
                           GreenMan Technologies, Inc.
                     Statement Regarding Net Loss per Share
                               September 30, 2001

                                                    Year Ended     Year Ended
                                                  September 30,   September 30,
                                                       2000           2001
                                                  -----------------------------

Net income (loss): .............................   $  (829,530)    $   803,227
                                                   ===========     ===========

Net income (loss) per share - basic ............   $     (0.07)    $      0.06
                                                   ===========     ===========

Weighted average shares outstanding ............    12,289,300      13,464,943
                                                   ===========     ===========

Weighted average shares outstanding - diluted ..    12,289,300      13,493,165
                                                   ===========     ===========